For more information contact:

KinderCare Learning Centers, Inc.
Jill Eiland, Senior Director of Public Relations
(503) 872-1519
Ref: NR 14003

KinderCare Announces First Quarter 2004 Results

(PORTLAND, Ore.) – November 3, 2003 – KinderCare Learning Centers, Inc. is pleased to announce net revenues of $260.8 million in the first quarter of fiscal 2004, an increase of $7.2 million, or 2.9%, from the same period last year. The increase was due to higher tuition rates as well as additional net revenues generated by newly opened centers. Comparable center net revenues increased $0.8 million, or 0.3%. Comparable centers are those that have been open for at least one year.

The average weekly tuition rate was $150.88, an increase of $7.82, or 5.5%, which is primarily due to tuition increases. Occupancy was 59.5%, a decline of 2.9 percentage points, due primarily to reduced full-time equivalent attendance within the population of older centers.

During the first quarter of fiscal 2004, eight new centers were opened compared to twelve in the same period last year. We closed twelve centers in both of the first quarters of fiscal 2004 and 2003.

In the first quarter of fiscal 2004, operating income was $12.2 million, a decrease of $1.8 million, or 12.6%, from the same period last year. While tuition rates were higher, operating income decreased, due primarily to $2.8 million of increased insurance costs and $2.5 million of higher rent expense, primarily as a result of our sale-leaseback program (there was a related decrease in depreciation expense of $0.8 million in connection with this program).

During the first quarter of fiscal 2004, our net loss, adjusted for debt refinancing costs, was $0.8 million. We reported a net loss of $3.0 million, compared to net income of $0.5 million from the same period last year. The most significant reason for the decrease was the costs associated with the early extinguishment of debt of $3.7 million ($2.2 million after tax), which related to our debt refinancing in July 2003. Rising insurance costs and increased rent expense also contributed to the decrease in net income in the first quarter of fiscal 2004.

Basic and diluted net loss per share, on an adjusted basis, were both $0.04, while reported amounts were $0.15 in the first quarter of fiscal 2004. For the first quarter of fiscal 2003, both basic and diluted net income per share were $0.02.

EBITDAR was $47.5 million in the first quarter of fiscal 2004, an increase of $1.2 million from the same period last year. The increase was primarily due to higher tuition rates and control over labor productivity, offset by higher insurance costs. EBITDAR is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation, amortization, rent and related components of discontinued operations.

At September 2003, our net debt was $549.5 million, an increase of $112.5 million from May 30, 2003. The increase was largely the result of financing the acquisition of the centers included in our former $97.9 million synthetic lease facility, which was off-balance sheet and was terminated in connection with our debt refinancing described below. Capital expenditures were $16.5 million in the first quarter of fiscal 2004, a decrease of $18.3 million from the same period last year. The decrease was due to a reduction in spending for new center development.

Debt Refinancing

On July 1, 2003, we successfully completed a refinancing involving a $300.0 million mortgage loan secured by first mortgages or deeds of trust on 475 early education and child care centers. The mortgage loan bears interest at a rate equal to LIBOR plus 2.25%. We also obtained a new $125.0 million revolving credit facility that replaced our then existing revolving credit facility. The new revolving credit facility is secured by mortgages or deeds of trust on 119 centers and certain other collateral. The revolving credit facility bears interest of LIBOR plus 3.25%, which may be reduced based on the achievement of certain performance measures. Both the mortgage loan and the new revolving credit facility are scheduled to mature in July 2008. The maturity of the mortgage loan may be extended to July 2009, subject to certain conditions.

The proceeds from the mortgage loan were used to pay off $145.0 million of loans outstanding under our previous credit facilities and $97.9 million outstanding under the previous off-balance sheet synthetic lease facility, both of which were scheduled to expire in February 2004. We also used $38.6 million of the proceeds to repurchase $37.0 million aggregate principal amount of our 9.5% senior subordinated notes.

During the first quarter of fiscal 2004, we acquired an additional $15.0 million of aggregate principal amount of our 9.5% senior subordinated notes using cash flow from operations.

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). At the end of this release, we have provided a reconciliation of EBITDA and EBITDAR, non-GAAP measures of our liquidity, to cash provided by operating activities, the most comparable GAAP financial measure. In addition, we have provided a reconciliation of adjusted net income and basic and diluted income (loss) per share to reported net income and basic and diluted income (loss) per share.

We believe EBITDA and EBITDAR are useful tools for certain investors and creditors for measuring our ability to meet debt service requirements. Additionally, management uses EBITDA and EBITDAR for purposes of reviewing our results of operations on a more comparable basis. We have provided EBITDA and EBITDAR in previous earnings releases and continue to provide this measure for comparability between periods. EBITDA and EBITDAR were restated from amounts reported in previous periods to include the related components of discontinued operations. EBITDA and EBITDAR do not represent cash flow from operations as defined by GAAP, are not necessarily indicative of cash available to fund all cash flow needs and should not be considered alternatives to net income under GAAP for purposes of evaluating our results of operations.

We believe the calculation of adjusted net income (loss) provides another measure of our operating performance by excluding charges associated with the early extinguishment of debt.

Comparable Centers

A center is included in comparable center net revenues when it has been open and operated by us at least one year and it has not been rebuilt or permanently relocated within that year. Therefore, a center is considered comparable during the first four week period it has prior year net revenues.

Discontinued Operations

Discontinued operations represents the operating results for all periods presented of the twelve centers closed in the first quarter of fiscal 2004 and the 28 centers closed during fiscal 2003.

Fiscal Calendar

We utilize a fiscal reporting schedule comprised of 13 four-week periods. The fiscal year ends on the Friday closest to May 31st. The first fiscal quarter includes 16 weeks and the remaining quarters each include 12 weeks.

Conference Call

We will host a conference call on Tuesday, November 4, 2003 at 10:00 a.m. Pacific Time, at 1.888.203.4765 (reference: KinderCare) to discuss the results of our first quarter fiscal 2004. Replays will be available through Monday, November 10, 2003, at 1.800.642.1687, access identification number 3718528. This call will also be streamed over the internet, accessible via http://www.kindercare.com/about_ir, at the webcast listing. Replays will be available at our website for 90 days from the date of the call.

About Us

We are the leading for-profit provider of early childhood education and care services in the United States. At October 31, 2003, we served approximately 120,000 children and their families at 1,256 child care centers. At our child care centers, education and care services are provided to infants and children up to twelve years of age. However, the majority of the children we serve are from six weeks to five years old. The total licensed capacity at our centers was approximately 168,000 at October 31, 2003.

We operate child care centers under two brands as follows:

  KinderCare – At October 31, 2003, we operated 1,186 KinderCare centers. The brand was established in 1969 and includes centers in 39 states, as well as two centers located in the United Kingdom.

  Mulberry – We operated 70 Mulberry centers at October 31, 2003, which are located primarily in the northeast region of the United States and southern California. In addition, we had seven service contracts to operate before- and after-school programs.

We also partner with companies to provide on- or near-site care to help employers attract and retain employees. Included in our 1,256 centers at October 31, 2003 are 45 employer-sponsored centers. In addition to our center-based child care operations, our wholly-owned subsidiary KC Distance Learning, Inc., owns and operates a distance learning company serving teenagers and young adults in two business units as follows:

  Keystone National High School, an accredited high school distance learning program, which provides courses delivered in either online or correspondence formats; and

  Learning and Evaluation Center, which provides subject extension or make-up and extra credit courses to high school students.

We have minority investments in Voyager Expanded Learning, Inc., a developer of educational curricula for elementary and middle schools and a provider of a public school teacher retraining program, and Chancellor Beacon Academies, Inc., an education management company.

We are based in Portland, Oregon. Our internet website addresses include kindercare.com, kindercareatwork.com and mulberrychildcare.com. Information about KC Distance Learning, Inc.‘s educational programs is available at kcdistancelearning.com, keystonehighschool.com and creditmakeup.com.

KinderCare Learning Centers, Inc. and Subsidiaries
Financial and Operating Highlights
(In thousands, except per share amounts and child care center data)
(Unaudited)

                                                    First Quarter Ended (a)
                                                  -----------------------------
                                                  September 19,    September 20,
                                                          2003             2002
                                                  ------------     ------------
Results of operations:
Revenues, net...................................  $    260,849     $    253,607
                                                  ------------     ------------
Operating expenses:
  Salaries, wages and benefits..................       147,014          144,692
  Depreciation and amortization.................        18,623           17,101
  Rent..........................................        16,998           15,043
  Provision for doubtful accounts...............         1,883            1,688
  Other.........................................        64,100           61,095
                                                  ------------     ------------
      Total operating expenses..................       248,618          239,619
                                                  ------------     ------------
    Operating income............................        12,231           13,988
Investment income...............................            72              108
Interest expense................................       (12,963)         (12,839)
Loss on early extinguishment of debt............        (3,669)              --
                                                  ------------     ------------
  Income (loss) before income taxes
     and discontinued operations................        (4,329)           1,257
Income tax benefit (expense)....................         1,713             (498)
                                                  ------------     ------------
  Income (loss) before discontinued operations..        (2,616)             759
Discontinued operations, net of income tax......          (397)            (302)
                                                  ------------     ------------
    Net income (loss)...........................  $     (3,013)    $        457
                                                  ============     ============
Basic net income (loss) per share:
Income (loss) before discontinued operations....  $      (0.13)    $       0.04
Discontinued operations, net....................         (0.02)           (0.02)
                                                  ------------     ------------
    Net income (loss)...........................  $      (0.15)    $       0.02
                                                  ============     ============
Diluted net income (loss), per share:
Income (loss) before discontinued operations....  $      (0.13)    $       0.04
Discontinued operations, net....................         (0.02)           (0.02)
                                                  ------------     ------------
    Net income (loss)...........................  $      (0.15)    $       0.02
                                                  ============     ============
Weighted average common shares outstanding:
    Basic.......................................        19,684           19,771
    Diluted.....................................        19,684           19,974

Other financial data:
Net cash provided by operating activities.......  $      3,948     $      5,956
EBITDA..........................................        30,468           30,794
EBITDAR.........................................        47,548           46,340
Capital expenditures............................        16,478           34,739
Net debt at end of period.......................       549,538          538,407

Child care center data:
Average weekly tuition rate.....................  $     150.88     $      143.06
Occupancy.......................................          59.5%             62.4%
Licensed capacity at end of period..............       167,000           166,000
Number of centers at end of period..............         1,260             1,264

(a) Quarter includes sixteen weeks.

KinderCare Learning Centers, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(In thousands)
(Unaudited)

                                                    First Quarter Ended (a)
                                                  -----------------------------
                                                  September 19,    September 20,
                                                          2003             2002
                                                  ------------     ------------
EBITDAR:
Net cash provided by operating activities.......  $      3,948     $      5,956
Income tax (benefit) expense....................        (1,713)             498
Deferred income taxes...........................        (1,848)          (3,273)
Interest expense, net...........................        16,560           12,731
Effect of discontinued operations on interest
  and taxes.....................................          (260)            (198)
Change in operating assets and liabilities......        13,599           15,644
Other non-cash items............................           182             (564)
                                                  ------------     ------------
  EBITDA........................................        30,468           30,794
Rent expense....................................        16,998           15,043
Rent expense from discontinued operations.......            82              503
                                                  ------------     ------------
  EBITDAR.......................................  $     47,548     $     46,340
                                                  ============     ============

Adjusted net income:
Net income (loss) ..............................  $     (3,013)    $        457
Loss on the early extinguishment of debt,
  net of income tax expense of $1,453...........         2,216               --
                                                  ------------     ------------
    Adjusted net income (loss)..................  $       (797)    $        457
                                                  ============     ============

Basic and diluted income (loss) per share:
Net income (loss) per share.....................  $      (0.13)    $       0.02
Loss on the early extinguishment of debt, net...          0.09               --
                                                  ------------     ------------
    Adjusted net income (loss)..................  $      (0.04)    $       0.02
                                                  ============     ============

(a) Quarter includes sixteen weeks.